RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is made as of the 29th day of March, 2013 (the “Date of Grant”), between Cardtronics, Inc., a Delaware corporation (the “Company”), and _____________ (“You”).

1. Long Term Incentive Plan.  In accordance with the Cardtronics, Inc. 2007 Amended and Restated Stock Incentive Plan (the “Plan”), the Compensation Committee has adopted a 2013 Long Term Incentive Plan (the “LTIP”), a copy of which is attached hereto.  Additionally, with respect to the “Performance Based” equity grants issued under the LTIP, the Compensation Committee has established the following performance metrics, targets, and payout multiples for 2013:

	Threshold	Target	Maximum
Revenue	$	$	$
Revenue Growth Payout Multiple
Adjusted EPS	$	$	$
Adjusted EPS Growth Payout Multiple

2. Award.      In accordance with the Plan, the Company does hereby grant you an Award of _____ performance-based Restricted Stock Units and _____ time-based only Restricted Stock Units.  As stated in the LTIP the Time based only award is irrevocably granted to you and will be earned by you on January 31, 2014, so long as you remain an employee with the Company from the date hereof to such date.  However, the performance-based portion of your Award will not be earned and therefore remains revocable until and unless the Company achieves at least the “Threshold” level of the 2013 Performance Targets.  Accordingly, in the event that the Performance Targets are met, the number of Restricted Stock Units constituting your Award may be decreased by as much as one half or increased by as much as two times depending upon whether the Performance Targets achieved were at the Threshold, Target or Maximum levels.  The Compensation Committee will meet no later than March 31, 2014 to determine whether the Company met its 2013 Performance Targets.  The Compensation Committee will issue a written notice (“Award Notice”) to you of its findings as to whether the Company achieved its 2013 Performance Targets and, if so, the specific level achieved.  If the Company did not achieve its 2013 Performance Thresholds,  the entire performance-based portion of your Award will be cancelled and deemed to be void ab initio, whether or not you have also met the time-based vesting requirements set forth below in Section 4(b).  If the Company did achieve its 2013 Performance Targets, the Award Notice will confirm such and based upon the level of achievement inform you of the exact number of Performance Based Restricted Stock Units constituting your earned Award. Accordingly, your “Final Award” will consist of the fixed time based RSU award set forth above plus the number of performance based RSU’s that are earned as a consequence of the Company’s performance in 2013.

Promptly following the expiration of the applicable Vesting Periods set forth below, the Company will instruct its share transfer agent (currently Wells Fargo) to issue to You one share of the Company’s common stock, par value $0.0001 per share for each Restricted Stock Unit earned by You.  You acknowledge receipt of a copy of the Plan and agree that this Award of Restricted Stock Units shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.

3. Definitions.  Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan.  In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(a) “Disability” shall mean a disability entitling You to benefits under the long-term disability plan maintained by the Company or an Affiliate; provided, however, that if You are not eligible to participate in such plan, then You shall be considered to have incurred a “Disability” if and when the Committee determines in its discretion that You are permanently and totally unable to perform your duties for the Company or any Affiliate as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by the Committee.

(b) “Forfeiture Restrictions” shall have the meaning specified in Section 4(a) hereof.

(c) “Involuntary Termination” shall mean any termination of your employment with the Company that does not result from a resignation by You; provided, however, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of death or Disability.

(d) “Qualified Retirement” shall mean the resignation of a Participant who meets each of the following two requirements: (i) has a minimum of five (5) years of employment with the Company; and (ii) is at least sixty (60) years of age as of the date of his/her retirement.

(e) “Termination for Cause” shall mean the termination of Your employment with the Company by the Company for “cause” as such term (or any similar term) is defined in your employment agreement with the Company or any Affiliate; provided, however, that if You do not have such an employment agreement or your employment agreement does not define the term “cause” (or any similar term), then “Termination for Cause” shall mean the termination of your employment with the Company based on a determination by the Committee (or its delegate) that You (i) have engaged in gross negligence, gross incompetence or willful misconduct in the performance of your duties with respect to the Company or any Affiliate, (ii) have refused without proper legal reason to perform your duties and responsibilities to the Company or any Affiliate, (iii) have materially breached any material provision of a written agreement or corporate policy or code of conduct established by the Company or any Affiliate, (iv) have willfully engaged in conduct that is materially injurious to the Company or any Affiliate, (v) have disclosed without specific authorization from the Company confidential information of the Company or any Affiliate that is materially injurious to any such entity, (vi) have committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any Affiliate, or (vii) have been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

(f) “Vesting Period” shall mean  that period of time between the Date of Grant and the date a Restricted Stock Unit is converted into a share of common stock of the Company (par value $0.0001).

4. Restricted Stock Units.  You hereby accept the Restricted Stock Units when issued and agrees with respect thereto as follows:

(a) Forfeiture Restrictions.  The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, and in the event of termination of your employment with the Company for any reason, You shall, for no consideration and except to the extent described in the second sentence of Section 4(b), forfeit to the Company all Restricted Stock Units.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock Units to the Company upon termination of employment as provided in the preceding sentence are herein referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Stock Units.

(b) Settlement of Final Award.  Provided that You have been continuously employed by the Company from the Date of Grant through the dates set forth in the following schedule, on the below described anniversary dates the Company will automatically convert each earned Restricted Stock Unit represented by the Final Award to one share of common stock of the Company (par value $0.0001):

Settlement Date	Percentage of Total Number of Restricted Stock Units to be converted into Common Stock

January 31, 2015	50%
January 31, 2016	25%
January 31, 2017	25%

Notwithstanding the foregoing and subject to Section VI.C. of the LTIP, if your employment with the Company is terminated by (i) reason of death or Disability, (ii) You resign and such resignation constitutes a Qualified Retirement, or (iii) if You are involuntarily terminated by the Company within 24 months following a Corporate Change, then, upon the date of such termination of your employment, the Forfeiture Restrictions with respect to all of your earned Restricted Stock Units represented by the Final Award that have not previously lapsed shall immediately lapse and such Restricted Stock Units will be converted to common stock.

(c) Corporate Acts.  The existence of the Restricted Stock Units shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.  The prohibitions of Section 4(a) hereof shall not apply to the transfer of Restricted Stock Units pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefore shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Stock Units for all purposes of this Agreement, and the certificates, if any, representing such stock, securities or other property shall be legended to show such restrictions.

5. Dividend Equivalent Rights (“DER”).   In the event that the Company declares and pays a dividend in respect of its outstanding shares of Common Stock and, on the record date for such dividend, You hold Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall create a bookkeeping account that will track the amount of the DERs You would have been entitled to receive on or following the Date of Grant as if You had been the holder of record of the number of shares of Common Stock related to the Restricted Stock Units that have not been settled as of the record date, calculated without interest.  All DER amounts credited to your bookkeeping account from the Date of Grant until the settlement of the underlying Restricted Stock Units shall be paid to You in a lump sum cash payment on the date that the underlying Restricted

Stock Units associated with that DER amount are settled pursuant to Section 4(b) above.  In the event that the Restricted Stock Units are forfeited to the Company without settlement to you, you will also forfeit any associated DER amounts.

6. Withholding of Tax.  To the extent that the receipt of the Restricted Stock Units  or shares of the Company’s common stock upon expiration of any Vesting Period results in compensation income or wages to You for purposes of any governmental taxing entity that has jurisdiction over the Company or You, You shall deliver to the Company at the time of such receipt, as the case may be, such amount of money as the Company may require to satisfy its obligation to the applicable taxing authority under applicable tax laws or regulations to remit to such authority on your behalf your minimum tax obligation created by such event, and if You fail to do so, the Company is authorized to withhold from You any cash or stock remuneration (including withholding any shares distributable to You under this Agreement) then or thereafter payable to You.  You acknowledge and agree that the Company is making no representation or warranty as to the tax consequences to You as a result of the receipt of the Restricted Stock Units, the lapse of any Forfeiture Restrictions or the issuance of shares of the Company’s common stock to you upon expiration of any Vesting Period.

7. Status and Issuance of Stock.

(a) You agree that the Restricted Stock Units and shares of the Company’s common stock issued in settlement of any such units under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  You also agree that (a) the certificates, if any, representing the Restricted Stock Units may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with the terms and provisions of this Agreement and applicable securities laws, (b) the Company may refuse to register the transfer of the shares on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of shares issued in settlement of any Restricted Stock Unit.

(b) Notwithstanding any provision of this Agreement to the contrary, the issuance of Common Stock to You will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  No Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed.

(c) The value of any fractional Restricted Stock Units shall be rounded down at the time Common Stock is issued to You in connection with the Restricted Stock Units.  No fractional shares of Common Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement.  The value of such shares of Common Stock shall not bear any interest owing to the passage of time.

8. Employment Relationship.  For purposes of this Agreement, You shall be considered to be in the employment of the Company as long as You remain an employee of either the Company or an Affiliate.  Without limiting the scope of the preceding sentence, it is specifically provided that You shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status of the entity or other organization that employs You.  Nothing in the adoption of the Plan, nor the award of the Restricted Stock Units thereunder pursuant to this Agreement, shall confer upon You the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time.  Unless otherwise provided in a written employment agreement or by applicable law, your employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either You or the Company for any reason whatsoever, with or without cause or notice.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final.

9. Conditions to Plan Participation and Receipt of Restricted Stock Units.  In consideration of the grant of the Restricted Stock Units, and in order to protect the interests of the Company, its Affiliates, and their respective equity holders and employees, You acknowledge and agree that it is a condition precedent to your right to participate in, continue to participate in, and receive benefits under the Plan (including receipt of the Restricted Stock Units) that (a) You shall at all times comply with laws (whether domestic or foreign) applicable to your actions on behalf of the Company or any Affiliate, (b) You shall not commit any action that results in your employment being subject to a Termination for Cause, and (c) You shall at all times fully and faithfully comply with all material covenants and agreements set forth in this Agreement.  By entering into this Agreement, the parties hereto agree that the conditions to participation in the Plan set forth in this Section are an essential component of the Plan and this Agreement, and it is their intent that such conditions not be severed from the other terms and provisions of the Plan and this Agreement.

10. Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  Such notices or communications to You shall be effectively delivered if hand delivered to You at your principal place of employment or if sent by registered or certified mail to You at the last address You have filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

11. Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the shares granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Company (or an Affiliate) and You in effect as of the date a determination is to be made under this Agreement.  Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.  In the event of any conflict between this Agreement and the Plan; the controlling document shall be the Plan.  In the event of any conflict between this Agreement and the LTIP; the controlling document shall be the LTIP.

12. Binding Effect; Survival.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under You.  The provisions of Section 6 shall survive the expiration of any Vesting Period.

13. Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

14. Controlling Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of law principles thereof, or, if applicable, the laws of the United States.

[Signatures begin on the following page.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and You have executed this Agreement, all as of the date first above written.

CARDTRONICS, INC.

            By:

            Name:

            Title:

            AWARD RECIPIENT (“YOU”)

            By:  _____________________________________

            Name:  ___________________________________

SPOUSAL CONSENT

Your spouse, if any, is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and its binding effect upon any marital or community property interests he/she may now or hereafter own, and agrees that the termination of his/her and your marital relationship for any reason shall not have the effect of removing any Restricted Stock Units and shares of common stock issued in settlement of any such unit  otherwise subject to this Agreement from coverage hereunder and that his/her awareness, understanding, consent and agreement are evidenced by his/her signature below.

_________________________________________

Signature of Spouse

_________________________________________

Printed Name of Spouse

Attachment:  2013 Long Term Incentive Plan